Exhibit 10.3

July 29, 2016

Russ Cofano

Re: Offer of Employment at eXp World Holdings, Inc.; eXp Realty

Dear Russ:

We are very pleased to invite you to join eXp World Holdings, Inc. (the “Company” or “eXp”) in the role of Chief Strategy Officer and General Counsel.

Duties and Responsibilities

Your initial assignment will be as Chief Strategy Officer and General Counsel, as more fully described at EXHIBIT A attached hereto and incorporated herein by reference, and reporting to me in my role as Chief Executive Officer. You will also be a member of our Executive Team. This offer is for a full time position with a start date of July 29, 2016.

Salary

Your initial annual base salary will be $175,000 for full-time employment, payable in accordance with the Company’s customary payroll practice. There will be an additional $25,000 per year in cash compensation based on achieving specific measurable milestones to be determined within the first 90 days of employment by me as CEO in consultation with you (“Measurable Milestones”). Salary is subject to periodic review and adjustment by the Company’s management.

Vacation and Holidays

You will accrue vacation at the rate of three (3) weeks per year. You also will be entitled to take all paid holidays under the Company’s then-current schedule.

Stock Compensation

You will also receive a stock grant of 96,000 restricted shares in restricted stock grants to be vested 1/16th upon the completion of each three-month period of employment with the Company commencing at the start date, such that the entire stock award shall be fully vested after four years of continuous employment. There will be an additional 32,000 as part of the stock grant that will be earned upon achievement of the Measurable Milestones.

Stock Options

The Board of Directors will grant you a stock option to purchase 500,000 shares of the Company’s Common Stock under the Company’s 2015 Equity Incentive Plan (“Plan”). There will be an additional 150,000 options as part of the grant that will be earned upon achievement of the Measurable Milestones. Unless otherwise stated below terms regarding this grant will coincide with the Plan. The Board of Directors has approved the grant of the award with the following terms:

The exercise price for this option will be based on the fair value of the Company’s stock as of the date the Board approved the option grant, Thursday, July 28, 2016.

Following your formal written acceptance of the stock option award, the option will become vested according to the following schedule:

•	1/16th of the option shares (6.25% of the total option grant) will vest each quarterly commencing from the start date, such that the entire option would be vested after four years of continuous employment.

All of the shares underlying the options issued to you will be restricted from transfer until such time as they are registered or an applicable exemption from registration is available.

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Expense Reimbursement

The Company will reimburse you for all reasonable travel expenses that you incur in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Other Benefits

The Company will allow you to participate with any benefits that, from time to time in its sole discretion, will provide. Though other formal benefits are not currently in place, the Executive Team is consistently considering putting in place additional benefits for its employees, such as a potential 401(k) plan, health insurances (medical, dental, and vision) or severance agreements. If and or when approved by the executive team you will be eligible to participate.

Confidential Information

In an effort for the Company to safeguard its proprietary and confidential information, we may ask you to sign a confidentiality agreement. We also wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

At-Will Employment

While we look forward to a long and mutually beneficial relationship, should you decide to accept the offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

Authorization to Work

Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States.

Noncompetition

You agree that, during your employment with eXp you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of eXp.

You also agree that for 3 years following the date on which you are no longer employed by the Company, you will not, and will cause its respective affiliates not to, directly or indirectly, hire or otherwise use or solicit any customer, client, account, employee, agent, consultant or representative of the Company or encourage any such party to terminate or diminish its relationship with Company.

Complete Offer and Agreement

This letter contains our complete understanding and agreement regarding the terms of your employment by the Company.

There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

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Start Date; Acceptance of Offer

We hope that you will accept this offer promptly, and begin your fulltime employment at eXp Realty International Corporation by July 29, 2016.

As we have discussed, Russ, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of you joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of eXp World Holdings, Inc.

Sincerely,

/s/ Glenn Sanford

Glenn Sanford

Chief Executive Officer

Accepted:	7-29-16
/s/ Russell Cofano Russ Cofano	Date

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EXHIBIT A

Position Description – Chief Strategy Officer and General Counsel

Overview

Reporting to and partnering with the CEO of EXP World Holdings, Inc., the Chief Strategy Officer and General Counsel (CSO/GC) works closely with the Senior Leadership Team and the Board of Directors to formalize the company’s strategicplanning processes, leading the development of the strategy, translating it for people across functions and business units, driving organizational change and establishing greater transparency and accountability for those people carrying out the company’s strategy. In addition, the CSO/GC is responsible for assessing whether strategic initiatives, at all levels of the organization, are in line with the company’s standards and objectives. The CSO/GC is also responsible for the providing strategic human resources leadership to the Company and its subsidiaries and driving the growth strategy through empowering human capital. Finally, the CSO/GC acts as the chief legal officer of the Company and its subsidiaries and is accountable for the company's legal and compliance function and supports and manages all legal and related matters that arise within the business and operations of the Company and its subsidiaries.

Specific Responsibilities

Strategy

•                  Manages the development and refining of the vision, mission and strategy for the Company, and contributes to the overall process of management and corporate decision making to ensure the organization maximizes its short, medium and long term performance goals.

•                  Facilitates the execution of the strategy by providing guidance, expertise and advice to and working collaboratively with the other Senior Leadership Team members to ensure alignment of the same with the vision and mission of the Company.

•                  Creates actionable goals that make it possible to turn the vision into tangible results, ensures that appropriate metrics are in place to measure performance and progress towards those goals and ensures that actions are completed at various levels to achieve desired results.

•                  Clarifies the Company’s strategy for every business unit and function, ensuring that all employees understand the details of the strategic plan and how their work connects to corporate goals.

•                  Assesses the company's many different projects from the products down to the daily administrative activities to ensure they align with the Company's goals.

•                  Acts as a key advisor to CEO on critical changes in the competitive landscape and the external business environment.

•                  Engages external business and industry experts to learn and influence business strategies, constantly remaining alert and forwardthinking about opportunities and risks in the industry.

•                  Directs the development and oversees the implementation of corporate policies covering all areas of the business in furtherance of the Company’s strategy.

•                  Directs the development of the mid and long term business plan including aspects such as technology planning, operational excellence, organizational issues analysis and investment optimization, ensuring consistency and integration with objectives and plans for each function.

•                  Identifies and studies new business opportunities relevant for the business, assess their feasibility and attractiveness.

•                  Develops new business opportunities by leveraging contacts, pursuing new product development, and improving project efficiency.

•                  Manages the study of all business development proposals and business cases to endorse the proposals for alignment with the overall corporate strategy.

People

•                  Leads Human Resources (HR) and Learning and Development (LD) initiatives including employment, employee relations, compensation, training and development, benefits administration and talent planning.

•                  Ensures consistent benefits administration, evaluate vendors, negotiate plans and strategies.

•                  Oversees company compensation policies, related regulations, and establish competitive pay scales.

•                  Enhances and/or develops, implements and enforces HR policies and procedures of the Company designed to improve the overall operations and effectiveness of the Company.

•                  Works closely with the Senior Leadership Team to improve employee work relationships, engagement, retention and performance.

•                  Resolves major and highly sensitive employee relations problems.

•                  Maintains knowledge of HR policies, programs, laws and issues.

•                  Supervises and/or investigates complaints, grievances, alleged harassment, theft, etc.

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Legal

•          Provides legal counsel and representation to the Company, contributing to the Company’s values, vision, mission and goals with respect to legal implications of major decisions, strategies and transactions.

•          Directs the development and implementation of the overall risk management systems for the Company and the interests of all Company stakeholders by identifying and mitigating risks to the achievement of the business objectives.

•          Drives and promotes compliance with applicable laws and regulations relating to public company compliance, brokerage operations, employment relationships, intellectual property rights and obligations, and other matters of significance to the Company.

•          Provides a strategic-minded legal approach utilizing legal capabilities to maximize the business opportunities while applying sound risk management practices.

•          Serves as key adviser to the CEO and the Board of Directors on issues of governance, risk management, growth, policy implementation, internal and external communications relating to sensitive matters, strategic planning and execution.

•          Reviews major contracts in conjunction with the concerned department to ensure completeness in line with the agreed terms and conditions.

•          Develops standard forms for use in all brokerage operations.

•          Responsible for the maintenance of all corporate records including all material contracts and other legal obligations.

•          Selects and manages all outside counsel relationships with approval from the Board of Directors and/or CEO.

Affiliated Services

●	Develop and oversee the Plan with the CEO and the Board around Affiliated Services

¡  Mortgage

¡  Title

¡  Escrow

¡  Home Warranty

¡  Etc.

●	Develop KPI’s around Affiliated Services to be able to recognize if the various Affiliated Service providers are operating at efficiency.
●	Oversee First Cloud Mortgage, Inc. and provide direction for FCM as it grows or makes other strategic decisions relative to its current state.

Brokerage Compliance

●	Audit Current Broker Compliance Infrastructure
●	Develop a scalable Broker Compliance Infrastructure

¡  Benchmark Compliance Broker Income

●	In conjunction with the Exec and Management team implement plan to transition existing compliance brokers to new compliance plan.

Enterprise App Guidance

●	Review current App State
●	Look for Gaps in the current design of the App relative to brokerage best practices
●	Look for efficient places to integrate with other Apps that agents, brokers, staff or executives might want or need
●	Work with Product Owner to give guidance on product roadmap

Portal Strategy

●	Help the company evaluate and choose the right long term Portal Strategy and to evaluate build vs buy options.

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